Putnam Income Fund, October 31, 2011, Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 		Class A		     42,250
		Class B		     1,773
		Class C		     7,304

72DD2		Class M		     10,222
		Class R		     210
		Class Y		     6,319

73A1		Class A		     0.350
		Class B		     0.300
		Class C		     0.300

73A2		Class M		     0.335
		Class R		     0.335
		Class Y		     0.365

74U1		Class A		     123,267
		Class B		     5,878
		Class C		     24,965

74U2		Class M		     25,389
		Class R		     694
		Class Y		     19,169

74V1		Class A		     6.84
		Class B		     6.78
		Class C		     6.80

74V2		Class M		     6.71
		Class R		     6.81
		Class Y		     6.91



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.